Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2016

MANCHESTER, CT - November 1, 2016 - LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter ended September 30, 2016.

HIGHLIGHTS - Q3 2016 vs. Q3 2015

GAAP Financials:

•	Revenue of $155.7 million, up 18.7% from $131.2 million

•	Texel acquisition contributed $23.2 million, or 17.7%

•	Gross margin of 24.5%, up 40 basis points

•	Includes purchase accounting adjustment of $1.6 million, or 110 basis points

•	Operating margin of 11.7%, up 40 basis points

•
Includes purchase accounting adjustment of $1.6 million, $0.6 million of amortization of intangibles from acquisitions and acquisition related expenses of $0.5 million aggregating to $2.7 million, or 180 basis points

•	Earnings per share of $0.75, up 13.6%, from $0.66

Non-GAAP Financial Measures*:

•	Organic sales growth of 1.8%

•	Above market growth in two segments offset by continued softness in Technical Nonwovens power generation markets

•	Adjusted gross margin of 25.6%, up 150 basis points

•	Adjusted operating margin of 13.1%, up 180 basis points

•	Adjusted earnings per share of $0.86, up 45.8% from $0.59 per share

•	Adjusted EBITDA margin of 16.8%, up 210 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale Barnhart, President and Chief Executive Officer, stated, “I am very pleased with our results as we reported record revenue of $155.7 million, earnings per share of $0.75 and record adjusted earnings per share of $0.86 for the third quarter.

"Lydall delivered very strong organic revenue growth in our Thermal/Acoustical Metals and Performance Materials segments of 11.3% and 8.9%, respectively, which was offset by a decline in Technical Nonwovens of 10.6%, as the softness we’ve experienced all year in the power generation market persisted. The performance and integration of our most recent acquisition of Texel, which was acquired on July 7, 2016, is on-track. Overall, Lydall was able to achieve excellent gross margin and operating margin expansion as we experienced favorable mix and cost absorption on the incremental sales.”

Summary Results

Net sales in the third quarter of 2016 increased 18.7% to $155.7 million, compared to $131.2 million in the third quarter of 2015. Net sales increased in the Thermal/Acoustical Metals (“T/A Metals”), Performance Materials and Thermal/Acoustical Fibers (“T/A Fibers”) segments by 11.8%, 9.0% and 2.1%, respectively. Growth in Performance Materials segment net sales was primarily due to improved demand and share gains of filtration products of 8.7%, particularly in North America and Europe, coupled with additional sales from new product development launches in Europe. The T/A Metals segment was positively impacted by increased parts sales of 12.6% due to increased demand and new platform launches at the Company’s North American and Chinese operations. The Technical Nonwovens segment reported sales growth of 53.1% as a result of Texel sales of $23.2 million since the date of acquisition, offset by lower power generation industrial filtration product sales.

Gross margin increased 40 basis points to 24.5% in the third quarter of 2016, principally led by the Performance Materials and T/A Metals segments. In the Performance Materials segment, change in product sales mix and improved absorption of overhead costs from increased production drove the gross margin improvement. In the T/A Metals segment, increased sales volume and favorable mix of product sales contributed to gross margin expansion, partially offset by continuing operating inefficiencies related to new platform launches. In the Technical Nonwovens segment, the inclusion of Texel and the $1.6 million adjustment to cost of sales for inventory step-up caused a reduction to consolidated gross margin. However, the legacy Technical Nonwovens business experienced improved gross margin on lower net sales as a result of lower raw material costs and favorable product mix. Adjusted gross margin in the third quarter of 2016, which excludes $1.6 million of cost of sales related to Texel inventory step-up, was 25.6%, or 150 basis points higher than the third quarter of 2015.

Operating margin increased 40 basis points to 11.7% in the third quarter of 2016 primarily led by the Performance Materials and T/A Metals segments. All of the gross margin improvement was realized in operating margin as selling, product development and administrative expenses as a percentage of net sales were flat. Adjusted operating margin, which excludes the $1.6 million inventory step-up and $0.5 million of acquisition related expenses, increased 180 basis points in the third quarter of 2016 to 13.1% compared to 11.3% in the third quarter of 2015, principally led by the Technical Nonwovens segment, and to a lesser extent, the Performance Materials and T/A Metals segments.

The Company's effective tax rate in the third quarter of 2016 was 29.7% compared to 24.4% in the third quarter of 2015. The effective tax rate in the third quarter of 2016 was favorably impacted by a greater amount of pretax earnings from jurisdictions with lower tax rates than the U.S., partially offset by a discrete tax expense of $0.5 million for nondeductible transaction related expenses. The effective tax rate in third quarter of 2015 was favorably impacted by discrete one-time tax benefits of approximately $1.2 million from research and development tax credits and the release of reserves from previously uncertain tax positions.

Net income in the third quarter of 2016 was $12.8 million, or $0.75 per diluted share, compared to $11.2 million, or $0.66 per diluted share in the third quarter of 2015. Adjusted earnings per share were $0.86 in the third quarter of 2016 compared to $0.59 per share in the third quarter of 2015.

A reconciliation of the Non-GAAP financial measures to Lydall’s GAAP financial results is included at the end of this release.

Liquidity

The Company generated cash from operating activities of $47.4 million in the nine months ended September 30, 2016 compared to $14.9 million in the first nine months of 2015, primarily from improvements in working capital management, improved operating performance and timing of payments. The cash balance was $77.1 million as of September 30, 2016, with $18.2 million used on July 7, 2016 to fund the Texel acquisition, compared to cash of $75.9 million at December 31, 2015.

The Company’s leverage ratio was 1.2 to 1.0 at September 30, 2016, which was below the maximum allowed ratio of debt to EBITDA of 3.0 to 1.0 in accordance with the Company's Amended Credit Facility. The Company’s cash on hand and credit facility availability of $76.2 million provide additional capacity to support organic growth programs, fund capital investments and continue pursuits of attractive acquisitions that will drive profitable growth.

Outlook

Mr. Barnhart concluded, “Looking to the balance of 2016, we expect demand in our automotive segments to remain steady as we continue to benefit from new product launches, primarily in our T/A Metals segment. In the Performance Materials segment, we expect improved demand to continue in our filtration markets, but to be tempered sequentially by planned fourth quarter shutdowns at certain customers. In the Technical Nonwovens segment, we expect softness in the power generation industrial filtration markets to persist for the remainder of the fourth quarter. With respect to Texel, we anticipate that we will experience a softer fourth quarter sequentially given the normal seasonality for our geosynthetics products.”

Conference Call

Lydall will host a conference call on November 2, 2016, at 10:00 a.m. Eastern Time to discuss results for its third quarter ended September 30, 2016 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on November 2, 2016 through 11:59 p.m. Eastern Time, November 9, 2016 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10094372. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the integration of the Texel acquisition, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations, including violations of German anti-trust laws by employees in our German operation that could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part II, Item 1A - Risk Factors of Lydall’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2015.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
David D. Glenn
Vice President, Corporate Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015

Net sales	$155,725	$131,240	$422,660	$393,107
Cost of sales	117,532	99,549	316,100	299,827
Gross profit	38,193	31,691	106,560	93,280

Selling, product development and administrative expenses	19,896	16,850	59,062	51,332
Operating income	18,297	14,841	47,498	41,948

Gain on sale of business	—	—	—	(18,647)
Interest expense	389	187	643	595
Other income, net	(218)	(150)	(884)	(619)
Income before income taxes	18,126	14,804	47,739	60,619

Income tax expense	5,392	3,618	15,023	19,679
Income from equity method investment	$(51)	$—	$(51)	$—
Net income	$12,785	$11,186	$32,767	$40,940

Earnings per share:
Basic	$0.76	$0.67	$1.94	$2.45
Diluted	$0.75	$0.66	$1.92	$2.40

Weighted average number of common shares outstanding	16,888	16,715	16,859	16,744
Weighted average number of common shares and equivalents outstanding	17,138	17,028	17,084	17,085

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net Sales

Performance Materials Segment	$28,831	$26,442	$85,180	$77,532
Technical Nonwovens Segment	52,284	34,155	111,331	104,257
Thermal/Acoustical Metals Segment	44,637	39,941	131,879	119,488
Thermal/Acoustical Fibers Segment	36,429	35,681	112,458	102,268
Other Products and Services:
Life Sciences Vital Fluids	—	—	—	1,671
Eliminations and Others	(6,456)	(4,979)	(18,188)	(12,109)
Consolidated Net Sales	$155,725	$131,240	$422,660	$393,107

Operating Income

Performance Materials Segment	$3,283	$2,500	$10,102	$6,071
Technical Nonwovens Segment	5,662	3,352	12,807	11,058
Thermal/Acoustical Metals Segment	5,451	3,889	13,090	12,323
Thermal/Acoustical Fibers Segment	10,026	10,082	30,980	27,719
Other Products and Services:
Life Sciences Vital Fluids	—	—	—	118
Corporate Office Expenses	(6,125)	(4,982)	(19,481)	(15,341)
Consolidated Operating Income	$18,297	$14,841	$47,498	$41,948

Financial Position
In thousands except ratio data
(Unaudited)
	September 30, 2016	December 31, 2015

Cash and cash equivalents	$77,117	$75,909
Working capital	$179,199	$158,303
Total debt	$95,167	$20,479
Stockholders' equity	$278,852	$245,225
Total capitalization	$374,019	$265,704
Total debt to total capitalization	25.4%	7.7%

Cash Flows
In thousands	Quarter Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2016	2015	2016	2015

Net cash provided by operating activities	$14,015	$10,402	$47,422	$14,897
Net cash (used for) provided by investing activities	$(104,582)	$(3,782)	$(120,131)	$13,090
Net cash provided by (used for) financing activities	$85,085	$16	$74,482	$(7,176)
Depreciation and amortization	$5,430	$4,295	$14,064	$12,968
Capital expenditures	$(3,483)	$(3,782)	$(19,032)	$(15,460)

Common Stock Data
	Quarter Ended September 30,
	2016	2015
High	$53.30	$30.71
Low	$37.96	$25.28
Close	$51.13	$28.49

During the third quarter of 2016, 6,386,400 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$155,725	$131,240	$422,660	$393,107
Divested business	—	—	—	(1,671)
Net sales, adjusted	$155,725	$131,240	$422,660	$391,436

Gross Profit, as reported	$38,193	$31,691	$106,560	$93,280
Inventory step-up purchase accounting adjustment	1,607	—	1,607	—
Divested business	—	—	—	(534)
Gross Profit, adjusted	$39,800	$31,691	$108,167	$92,746

Gross Margin, as reported	24.5%	24.1%	25.2%	23.7%
Gross Margin, adjusted	25.6%	24.1%	25.6%	23.7%

Operating income, as reported	$18,297	$14,841	$47,498	$41,948
Inventory step-up purchase accounting adjustment	1,607	—	1,607	—
Acquisition related expenses	537	—	2,645	—
Divested business	—	—	—	(118)
Operating income, adjusted	$20,441	$14,841	$51,750	$41,830

Operating margin, as reported	11.7%	11.3%	11.2%	10.7%
Operating margin, adjusted	13.1%	11.3%	12.2%	10.7%

Earnings per share, reported	$0.75	$0.66	$1.92	$2.40
Inventory step-up purchase accounting adjustment	$0.09	$—	$0.09	$—
Acquisition related expenses	$0.03	$—	$0.15	$—
Gain on sale of business	$—	$—	$—	$(1.09)
Tax effect of above adjustments	$(0.04)	$—	$(0.08)	$0.39
Discrete tax adjustments	$0.03	$(0.07)	$0.03	$(0.07)
Earnings per share, adjusted	$0.86	$0.59	$2.11	$1.63

This press release reports adjusted results for the quarter and nine months ended September 30, 2016 and 2015, which excludes corporate acquisition related expenses, a purchase accounting adjustment related to inventory step-up in the Technical Nonwovens segment and the disposition of the Life Sciences Vital Fluids business in January 2015, all tax affected at jurisdictional tax rates, and discrete income tax adjustments described in this press release.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended September 30,
	2016	% of sales	2015	% of sales

Net income	$12,785		$11,186
Interest expense	389		187
Income tax expense	5,392		3,618
Depreciation and amortization	5,430		4,295
EBITDA	$23,996	15.4%	$19,286	14.7%
Inventory step-up purchase accounting adjustment	1,607		—
Acquisition related expenses	537		—
EBITDA, adjusted	$26,140	16.8%	$19,286	14.7%

	For the Nine Months Ended September 30,
	2016	% of sales	2015	% of sales (1)

Net income	$32,767		$40,940
Interest expense	643		595
Income tax expense	15,023		19,679
Depreciation and amortization	14,064		12,968
EBITDA	$62,497	14.8%	$74,182	18.9%
Inventory step-up purchase accounting adjustment	1,607		—
Acquisition related expenses	2,645		—
Gain on sale of business	—		(18,647)
Divested business	—		(118)
EBITDA, adjusted	$66,749	15.8%	$55,417	14.2%

(1) Net sales of $1.7 million from the disposed Life Sciences Vital Fluids business are excluded.

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter and nine months ended September 30, 2016 and 2015 and adjusted EBITDA which excludes corporate acquisition related expenses, a purchase accounting adjustment related to inventory step-up in the Technical Nonwovens segment and the disposition of the Life Sciences Vital Fluids business.

Organic Sales
(Unaudited)

	Quarter Ended September 30, 2016
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers		Consolidated
Sales growth, as reported	9.0%	53.1%	11.8%	2.1%		18.7%
Acquisition of Texel business	—%	(67.9)%	—%	—%		(17.7)%
Change in tooling sales	—%	—%	(0.6)%	(2.0)%		(0.3)%
Foreign currency translation	(0.1)%	4.2%	0.1%	—%		1.1%
Organic sales growth	8.9%	(10.6)%	11.3%	0.1%		1.8%

	Nine Months Ended September 30, 2016
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers	Other Products and Services	Consolidated
Sales growth, as reported	9.9%	6.8%	10.4%	10.0%	(100.0)%	7.5%
Acquisition of Texel business	—%	(22.2)%	—%	—%	—%	(5.9)%
Change in tooling sales	—%	—%	(1.3)%	(3.3)%	—%	(1.0)%
Foreign currency translation	(0.2)%	2.6%	0.1%	—%	—%	0.7%
Disposition of Life Sciences Vital Fluids business	—%	—%	—%	—%	100.0%	0.4%
Organic sales growth	9.7%	(12.8)%	9.2%	6.7%	—%	1.7%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired and sold businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.